UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

August 24, 2015

Splunk Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-35498	86-1106510
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

250 Brannan Street

San Francisco, California  94107

(Address of principal executive offices, including zip code)

(415) 848-8400

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                   Entry into a Material Definitive Agreement.

On August 24, 2015, Splunk Inc. (the “Company”) entered into an office lease (the “Lease”) with FRIT SAN JOSE TOWN AND COUNTRY VILLAGE, LLC, by its managing member, STREET RETAIL, INC. (the “Landlord”) to lease approximately 234,622 square feet located at 3090 Olsen Drive, San Jose, California (the “Premises”).  The Premises are expected to be renamed 500 Santana Row.

The Lease term (the “Term”) is ten years and nine months from the date that is the earlier of (i) one hundred twenty (120) days after the date upon which the Landlord delivers the Premises to the Company with certain Landlord work completed and (ii) the date on which the Company substantially completes certain work in connection with the preparation for occupancy as set forth in the Lease and begins conducting business from the Premises. The Term is expected to commence on or about September 1, 2016.

Annual base rent will be approximately $10.3 million for the first year of the Term and is subject to annual increases of 3.0% during the Term. The base rent payments do not include the Company’s proportionate share of any operating expenses and taxes for the Premises, which are payable in addition to base rent.  The Company has the option to extend the Term for the Premises for up to two renewal terms of five years each, provided that the rent would be subject to market adjustment at the beginning of each renewal term.

During the Term, the Company has a right of first offer with respect to the Landlord’s potential development and lease of the property to be known as 700 Santana Row and, under certain circumstances, the property to be known as 900 Santana Row, in each case if developed by the Landlord.

Item 2.03                   Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SPLUNK INC.

By:	/s/ David F. Conte
David F. Conte Senior Vice President and Chief Financial Officer

Date:  August 28, 2015